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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
                                  JULY 31, 2001
                Date of Report (Date of earliest event reported)

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                              SONUS NETWORKS, INC.
             (Exact Name of Registrant as Specified in its Charter)


          DELAWARE                      000-30229                04-3387074
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(State or Other Jurisdiction    (Commission File Number)        (IRS Employer
     of Incorporation)                                       Identification No.)


                 5 Carlisle Road, Westford, Massachusetts 01886

               (Address of Principal Executive Offices) (Zip Code)

                                 (978) 692-8999

              (Registrant's telephone number, including area code)



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ITEM 5. OTHER EVENTS.

         On July 31, 2001, Sonus Networks, Inc., completed the purchase of certain intellectual property and other assets of privately-held Linguateq Incorporated, a Delaware corporation, headquartered in McLean, Virginia. Linguateq is a provider of data distribution and billing application software for both next generation and legacy networks. Linguateq's patented technology interoperates with a variety of hardware and software platforms and is designed to reduce back office integration time and provide rapid introduction of new services and lower maintenance costs.

         Sonus purchased these assets from Linquateq and its secured creditors in exchange for 221,753 shares of Sonus common stock and approximately $225,000 in cash. Pursuant to a registration rights agreement entered into by Sonus, Linguateq and these creditors, Sonus has agreed to register the resale of these shares by such parties under the Securities Act of 1933. The purchase is expected to result in a one-time non-cash charge in Sonus' third quarter of fiscal 2001, currently estimated to be in the range of $3 to $4 million, for purchased in-process research and development.

         Since its inception in 1995, Linguateq has financed its operations and development efforts through the private sale of approximately $30,000,000 of debt and equity securities. Sonus has employed some of the former employees of Linguateq, including Michael Peterson, founder and chief technology officer and will maintain an office in Virginia.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2001             SONUS NETWORKS, INC.
                                 By: /s/ Stephen J. Nill
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                                                 Stephen J. Nill
                                     Chief Financial Officer, Vice President of
                                      Finance and Administration and Treasurer
                                    (Principal Financial and Accounting Officer)